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                                                                    Exhibit 99.1


(CA-CENTURY-ALUMINUM)(CENX) Century Aluminum Company Names Jack E. Thompson to Board of Directors


     MONTEREY, Calif.-- March 31, 2005--Century Aluminum Company (Nasdaq:CENX) announced today that Jack E. Thompson has joined the company's board of directors.

     Mr. Thompson served as vice chairman of Barrick Gold Corp. from 2001 to 2005, and chairman and chief executive officer of Homestake Mining Co. from 1999 to 2001. He has been involved, from both management and board perspectives, in numerous acquisitions, public offerings and financing activities. Mr. Thompson currently serves on the boards of directors of Tidewater Inc., Stillwater Mining Co. and Phelps Dodge Corp. In addition, he has served on a variety of non-profit boards in the United States, Canada and Australia.

     "I am delighted to welcome Jack to the board of directors," said Century chairman and chief executive officer Craig Davis. "He brings extensive business leadership to our board along with a superb reputation within the metals industry."

     Century owns 615,000 metric tons per year (mtpy) of primary aluminum capacity. The company owns and operates a 244,000 mtpy plant at Hawesville, KY, a 170,000 mtpy plant at Ravenswood, WV and a 49.67-percent interest in a 222,000 mtpy reduction plant at Mt. Holly, SC. Alcoa Inc. owns the remainder of the plant and is the operating partner. Century also owns a 90,000 mtpy plant at Grundartangi, Iceland, and will expand that plant to 212,000 mtpy by 2006. After the completion of the 122,000 mtpy Iceland expansion, Century will own 737,000 mtpy of primary aluminum capacity. In addition, Century holds a 50-percent share of the 1.25 million mtpy Gramercy Alumina Plant in Gramercy, LA. Century's corporate offices are located in Monterey, CA.

CONTACT: Century Aluminum Company
         Michael Dildine, 831-642-9364
         mdildine@centuryca.com





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